Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of AdvancePierre Foods Holdings, Inc. of our report dated April 11, 2016, except for the effect of the change in the presentation of debt issuance costs discussed in Note 2, for which the date is May 27, 2016, and except for the effects of the stock split discussed in Note 24, for which the date is July 5, 2016, relating to the financial statements, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio

January 17, 2017